Exhibit 10.6
EXECUTION
SIXTH MODIFICATION AGREEMENT
THIS SIXTH MODIFICATION AGREEMENT (this “Sixth Modification Agreement”) is dated as of January 23, 2024 (the “Effective Date”), by and between Hancock S-REIT SECA LLC, a Delaware limited liability company (“Landlord”), as landlord, having an address c/o John Hancock Life Insurance Company (U.S.A.), 10 Exchange Place, Jersey City, New Jersey 07302, and The Children’s Place Services Company, LLC, a New York limited liability company (“Tenant”), as tenant, having an address at 500 Plaza Drive, Secaucus, New Jersey 07094.
W I T N E S S E T H:
WHEREAS, Landlord’s predecessor-in-interest, 500 PLAZA DRIVE CORP. (“Landlord’s Predecessor”), as landlord, and Tenant, as tenant, entered into that certain Lease dated March 12, 2009 (the “Original Lease”), amended and supplemented by (i) Letter Agreement among Landlord’s Predecessor, Tenant and The Children’s Place Retail Stores, Inc. (“Guarantor”), as guarantor, dated February 19, 2009 (the “Letter Agreement”), (iii) letter from Landlord’s Predecessor to Tenant dated May 5, 2009 (“Letter No. 1”), (iv) First Lease Modification Agreement dated August 27, 2009 (the “First Modification Agreement”), (v) letter from Guarantor to Landlord’s Predecessor dated August 27, 2009 (“Letter No. 2”), (vi) Tri-Party Agreement among Landlord’s Predecessor, Tenant and AXA Equitable Life Insurance Co. dated October 8, 2009 (re: generator) (the “Tri-Party Agreement”), (vii) Second Lease Modification Agreement dated Sept. 16, 2010 (the “Second Modification Agreement”), (viii) Third Lease Modification Agreement dated November 14, 2011 (the “Third Modification Agreement”), (ix) Fourth Lease Modification Agreement dated February 20, 2013 (the “Fourth Modification Agreement”), (x) Fifth Lease Modification Agreement dated January 29, 2021 (the “Fifth Modification Agreement”), and collectively with the Original Lease, the Guaranty, Letter Agreement, Letter No. 1, the First Modification Agreement, Letter No. 2, the Tri-Party Agreement, the Second Modification Agreement, the Third Modification Agreement, and the Fourth Modification Agreement, the “Lease”), pursuant to which Landlord’s Predecessor and/or Landlord leased to Tenant and Tenant let from Landlord’s Predecessor and/or Landlord (a) 28,210 square feet of Floor Space representing a portion of the second (2nd) floor (the “Third Additional Premises”), (b) approximately 73,554 square feet of Floor Space on the third (3rd) floor (the “Third Floor Demised Premises”), (c) approximately 46,425 square feet of Floor Space on the fourth (4th) floor (the “Fourth Floor Demised Premises”, collectively with the Third Floor Demised Premises, the “Original Premises”), (d) approximately 17,544 square feet of Floor Space representing a portion of the fifth (5th) floor (the “Additional Premises”), and (e) approximately 32,216 square feet of Floor Space representing an additional portion of the fifth (5th) floor (the “Second Additional Premises”, and together with the Additional Premises, the “5th Floor Premises”) (collectively with the Third Additional Premises (if applicable), the Original Premises, and the 5th Floor Premises (if applicable), the “Demised Premises”) of the building known as 500 Plaza Drive, Secaucus, New Jersey (the “Building”), as more particularly described therein; and
WHEREAS, pursuant to and in accordance with Article 1.01(P) of the Original Lease, Tenant terminated the Lease with respect to the Original Premises effective as of June 1, 2024 by delivering notice to Landlord dated May 26, 2023 (the “Termination Notice”), together with the Termination Fee; and
WHEREAS, Landlord and Tenant desire to (a) reinstate the Lease and the Guaranty, and (b) further amend and supplement the Lease as more particularly described herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration and of the mutual agreements hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, it is hereby mutually agreed as follows:
1.Incorporation of Recitals. The foregoing recitals are hereby incorporated in this Sixth Modification Agreement and made a part hereof by this reference.
2.Defined Terms. All capitalized terms set forth herein but not otherwise defined shall have the meanings assigned thereto in the Lease. The term “Lease” as used herein shall, where applicable, mean the Lease, as amended by this Sixth Modification Agreement.
3.Reinstatement of the Lease and Guaranty. Notwithstanding the delivery of the Termination Notice and Termination Fee by Tenant to Landlord, Landlord and Tenant acknowledge and agree that (i) the Lease is hereby reinstated in its entirety, as amended by this Sixth Modification Agreement, (ii) the Guaranty is hereby reinstated in its entirety, and (iii) Landlord shall retain the Termination Fee.
4.Third Additional Premises.
(i)Third Additional Premises Expiration Date. As set forth in Section 5 of the Third Modification Agreement, the Term of the Lease with respect to the Third Additional Premises shall expire on the Third Additional Premises Expiration Date (i.e., May 31, 2024). Tenant shall continue to pay Fixed Rent and Additional Charges (including, without limitation, Tenant’s Fraction of Operating Expenses and Real Estate Taxes) pursuant to and in accordance with the provisions of the Third Modification Agreement until the Third Additional Premises Expiration Date. On the Third Additional Premises Expiration Date, (i) notwithstanding the provisions of the Lease to the contrary, Tenant shall surrender the Third Additional Premises in the Third Additional Premises Delivery Condition (as hereinafter defined); and (ii) Tenant’s Fraction shall be reduced by 6.33% and the Third Additional Premises shall no longer be deemed to be a part of the Demised Premises. All items of Fixed Rent and Additional Charges, including Real Estate Taxes, with respect to the Third Additional Premises shall be adjusted as of the Third Additional Premises Expiration Date as set forth in the Lease.
(ii)Early Surrender. Notwithstanding anything to the contrary in this Sixth Modification Agreement or the Lease, in the event Tenant surrenders the Third Additional Premises to Landlord in the Third Additional Premises Delivery Condition prior to the Third Additional Premises Expiration Date (the “Early Third Additional Premises Surrender Date”), the Third Additional Premises Expiration Date shall be amended to the Early Third Additional Premises Surrender Date, provided that in no event shall the Third Additional Premises Expiration Date occur prior to March 31, 2024.

(iii)Third Additional Premises Delivery Condition. As used in this Sixth Modification Agreement, the term “Third Additional Premises Delivery Condition” shall mean delivery of Third Additional Premises vacant, broom clean with all of Tenant’s furniture, fixtures and equipment removed, and otherwise in the condition as of the Effective Date, reasonable wear and tear excepted, it being expressly understood and agreed that in no event shall Tenant be required to (x) remove the leasehold improvements installed by Tenant in the Third Additional Premises, including the glycol system in the IDF closet; or (y) patch or paint any areas of the Third Additional Premises damaged by the removal of Tenant’s furniture, fixtures and equipment.
5. 5th Floor Premises.
(i)Subject to Tenant’s right set forth in Section 6(ii) below, commencing on June 1, 2024 (the “New Term Commencement Date”), the Term of the Lease with respect to the 5th Floor Premises (the “5th Floor Premises New Term”) shall be on a month-to-month basis until May 31, 2025 (the “5th Floor Premises Outside Expiration Date”).
(ii)Tenant shall have the right at any time on or after March 31, 2024, by delivering sixty (60) days’ prior notice to Landlord (“5th Floor Expiration Notice”), to terminate the Lease with respect to the 5th Floor Premises and, in such event, the Lease with respect to the 5th Floor Premises shall expire on the date set forth in the 5th Floor Expiration Notice (the “5th Floor Premises Expiration Date”) and all items of Fixed Rent and Additional Charges, including Real Estate Taxes, with respect to the 5th Floor Premises shall be adjusted as of the 5th Floor Premises Expiration Date as set forth in the Lease. In the event that Tenant does not deliver a 5th Floor Expiration Notice in accordance with the foregoing, the 5th Floor Premises New Term shall automatically expire on the 5th Floor Premises Outside Expiration Date.
(iii)During the 5th Floor Premises New Term, if applicable, Tenant shall pay Fixed Rent in the amount of $130,620.00 per month (i.e., $31.50 multiplied by the Floor Space of the 5th Floor Premises (49,760 rentable square feet)). All Additional Charges otherwise due under the Lease with respect to the 5th Floor Premises are unmodified and due and payable in accordance with the terms of the Lease, including, without limitation, Tenant’s Fraction of Operating Expenses and Real Estate Taxes, except that the Base Year for the 5th Floor Premises shall be Calendar Year 2024; and
(iv)Tenant shall, at Tenant’s sole cost and expense, remove the internal staircase connecting the 5th Floor Premises to the 4th Floor Demised Premises in the manner set forth on Exhibit E attached hereto (the “Internal Stair Removal Work”). The Internal Stair Removal Work shall be completed within the time period set forth in Section 6(ix) below and performed in compliance with all applicable Legal Requirements.
(v)Tenant shall deliver notice to Landlord when Tenant believes that Tenant has completed the Internal Stair Removal Work (hereinafter, the “Staircase Completion Notice”). Landlord and Tenant shall conduct a joint walk-through no later than five (5) days after delivery of the Staircase Completion Notice. Landlord’s failure, through no fault of Tenant, to participate in a walk through within said five (5) day period shall be deemed to mean that Tenant has satisfied its delivery condition with respect to the Internal Stair Removal Work and Landlord’s full acceptance of same.
(vi)In the event of a dispute between the parties concerning the Internal Stair Removal Work, such dispute shall be exclusively determined by arbitration in accordance with the procedures set forth in Article 36 of the Lease.
(vii)On the 5th Floor Premises Expiration Date or the 5th Floor Premises Outside Expiration Date (collectively or individually, the “5th Floor Surrender Date”), as the case may be, (a) notwithstanding anything in the Lease to the contrary, Tenant shall surrender the 5th Floor Premises vacant, broom clean, and in good condition (reasonable wear and tear excepted) with all furniture, fixtures and equipment removed, subject only to completion of the Internal Stair Removal Work in the time frame set forth in subsection (ix) below, it being expressly understood and agreed that in no event shall Tenant be required to, except for the Internal Stair Removal Work, (X) remove any leasehold improvements installed by Tenant in the 5th Floor Additional Premises, including the following items in the data center: (a) the raised flooring, (b) the glycol system, (c) the fire system, (d) the HVAC equipment, (e) the air handlers, (f) the UPS/PDU units, and (g) the Liebert units; or (Y) patch or paint any areas of the 5th Floor Premises damaged by the removal of Tenant’s furniture, fixtures or equipment. Upon surrender of the 5th Floor Premises in the condition required hereunder, Tenant’s Fraction shall be reduced by 11.17% (3.94%+7.23%) and the 5th Floor Premises shall no longer be deemed to be a part of the Demised Premises. All items of Fixed Rent and Additional Charges, including Real Estate Taxes, with respect to the 5th Floor Premises shall be adjusted as of the applicable 5th Floor Surrender Date as set forth in the Lease.
(viii)If Tenant fails to surrender the 5th Floor Premises in the condition required in paragraph 6(vii) above on or before the 5th Floor Surrender Date, but subject to the right of continued access by Tenant and its contractors to complete the Internal Stair Removal Work, then Tenant shall be deemed to be in holdover of the 5th Floor Premises and the terms of Article 26 of the Lease with respect to the 5th Floor Premises only shall apply.
(ix)Subject to Governmental Delays (defined below) and Landlord Delays (defined below), Tenant shall complete (a) the Internal Stair Removal Work within sixty (60) days after the applicable 5th Floor Surrender Date (the “Outside Internal Stair Removal Completion Date”). If the Internal Stair Removal Work is not completed on or before the Outside Internal Stair Removal Completion Date, then as liquidated damages for and with respect to each day that occurs between the Outside Stair Internal Removal Completion Date and the date on which the Internal Staircase Removal Work is actually completed, Tenant shall pay Landlord a per diem amount of Fixed Rent and Additional Charges based upon the amounts set forth in Section 6(iii) above, provided that Tenant’s failure to complete the Internal Stair Removal Work by the Outside Internal Stair Completion Date is not due to any Governmental Delays or Landlord Delays. As used herein, the term “Governmental Delay” is defined as a delay in the issuance of the required permits and approvals from governmental agencies required to commence and complete the Internal Stair Removal Work. Tenant hereby confirms and agrees that it made an application for the required permits and approvals for the Stair Removal

Work to the New Jersey Meadowlands Commission on or about December 20, 2023 and shall diligently prosecute such application to completion (as that term is hereinafter defined). In addition, Tenant hereby confirms and agrees that it will make a complete application for all permits and approvals for the Internal Stair Removal Work with the Town of Secaucus, New Jersey on or before that day which is five (5) business days following approval of the Internal Stair Removal Work by the New Jersey Meadowlands Commission. In no event shall there be a Governmental Delay unless Tenant has (x) made an applications in the time frames set forth above; and (y) shall diligently prosecute such applications to completion. As used herein, the Tenant shall be deemed to have “diligently prosecuted the permits to completion” if Tenant shall have made such applications in the time frames set forth above and(provided, in a timely manner, such additional information as may have been requested by all such authorities having jurisdiction over the Internal Stair Removal Work. Tenant shall keep Landlord apprised of and provide period updates on the status of its permitting submissions and status. As used herein, the term a “Landlord Delay” is defined as an actual delay in the performance of the Internal Stair Removal Work caused by Landlord’s or its agent’s failure or refusal to provide access to Tenant and/or its contractors to the 5th Floor Premises and/or such areas as reasonably requested by Tenant to perform the Internal Stair Removal Work. Tenant shall provide Landlord notice of a Landlord Delay within one (1) business day of Tenant knowledge of the occurrence of same.
6.New Term for Original Premises. The Term of the Lease with respect to the Original Premises is hereby extended for an additional term (the “Original Premises New Term”) commencing on the New Term Commencement Date and expiring on May 31, 2037 (the “Original Premises New Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. The Original Premises New Term shall be upon all of the terms and conditions of the Lease, except as expressly set forth in this Sixth Modification Agreement.
7.Fixed Rent for the Original Premises During the New Term. During the Original Premises New Term, the schedule of Fixed Rent with respect to the Original Premises shall be as follows:

Lease Year	Annual Amount	Monthly Amount	Per Square Foot
6/1/24 – 5/31/25	$3,779,338.50	$314,944.88	$31.50
6/1/25 – 5/31/26	$3,873,821.96	$322,818.50	$32.29
6/1/26 – 5/31/27	$3,970,667.51	$330,888.96	$33.09
6/1/27 – 5/31/28	$4,069,934.20	$339,161.18	$33.92
6/1/28 – 5/31/29	$4,171,682.55	$347,640.21	$34.77
6/1/29 – 5/31/30	$4,275,974.62	$356,331.22	$35.64
6/1/30 – 5/31/31	$4,382,873.98	$365,239.50	$36.53

6/1/31 – 5/31/32	$4,492,445.83	$374,370.49	$37.44
6/1/32 – 5/31/33	$4,604,756.98	$383,729.75	$38.38
6/1/33 – 5/31/34	$4,719,875.90	$393,322.99	$39.34
6/1/34 – 5/31/35	$4,837,872.80	$403,156.07	$40.32
6/1/35 – 5/31/36	$4,958,819.62	$413,234.97	$41.33
6/1/36 – 5/31/37	$5,082,790.11	$423,565.84	$42.36

8.Rent Credit for the Original Premises. Subject to the terms and conditions set forth in this Section 8, Landlord hereby provides Tenant with a credit (the “Rent Credit”) in the total amount of Three Million Seven Hundred Seventy-Nine Thousand Three Hundred Thirty-Eight and 50/100 Dollars ($3,779,338.50). The Rent Credit shall be applied as a credit in the amount of Fifty-Two Thousand Four Hundred Ninety and 81/100 Dollars ($52,490.81) against the monthly payment of Fixed Rent payable under the Lease for the period of time commencing on the New Term Commencement Date and ending May 31, 2030; provided that the following conditions are satisfied: (i) the Lease is in full force and effect; and (ii) no monetary Event of Default then exists under the Lease. The right to receive the Rent Credit is for the exclusive benefit of Tenant and its Permitted Assignees, and in no event shall such right be assigned to or be enforceable by or for the benefit of any other third party. If there shall be a monetary Event of Default by Tenant during any time when the Rent Credit is applicable, then the Rent Credit shall be suspended until such time as such monetary Event of Default is cured, and upon any such cure, any amount of the Rent Credit that would have been credited during the pendency of the Event of Default shall be retroactively credited to Tenant.
9.Base Operating Year for the Original Premises; Operating Expenses.
(i)Commencing on the New Term Commencement Date, the Base Year for the Original Premises shall be Calendar Year 2024. Sections 1.01D, 6.01, 6.02 and 6.04 of the Lease shall be deemed so amended. The Tenant Fraction with respect to the Original Premises during the Original Premises New Term shall be 26.92%.
(ii)The last sentence of Section 1.01(Z) of the Lease is hereby amended to include the following additional exclusions from Operating Expenses: (a) Real Estate Taxes; (b) capital expenditures, as determined pursuant to generally accepted accounting principles, consistently applied, made in connection with the Land or Building or any equipment therein or thereon, except for those (I) required to comply with laws enacted after the Effective Date of this Lease; and (II) made for the purpose of reducing Operating Expenses, to the extent of the savings realized, all amortized on a straight line basis over the useful life of the asset; (c) corporation, unincorporated business, gross receipts, franchise or other income taxes imposed upon Landlord; (d) the cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant, including work letters and concessions; (e) legal and accounting fees relating to (I) disputes with tenants, prospective tenants or other occupants of the Building, (II) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or any part of either, or (III) negotiations of leases, contracts of sale or mortgages or transfers of all or any portion of the Building, Land and/or Development; (f) costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs provided, however, that with respect to management fees such costs shall be excluded only to the extent they are in excess of fees paid in comparable properties; (g) allowances, concessions, rent credits or other costs expenses or repairs for improving or decorating any demised or demisable space in the Building; (h) appraisal, advertising political and promotional expenses in connection with leasing of the Building; (i) costs incurred by Landlord to perform Landlord’s HVAC and Roof Work (as hereinafter defined); (j) any fines costs or late charges, liquidated damages, penalties, tax penalties or related interest charges imposed on Landlord or Landlord’s managing agent; (k) reserves of any kind; (l) any principal and interest payment on any Mortgages or debt secured against the Land and/or the Building; (m) the cost of any use of overtime labor in connection with the operation and repair of the Development to the extent such use is the result of Landlord’s efforts to cure a default by it under this Lease or any other lease of space in the Development; (n) the cost of the removal, containment, encapsulation or disposal of, or in the repair or cleaning of areas affected by Hazardous Substances which are the responsibility of any other tenant in the Building, Landlord under the Lease, or such other third party; (o) costs for acquisition, leasing or use of sculptures, paintings or other objects of art; (p) the cost of any service furnished to tenants of the Building (including Tenant) to the extent that such cost is separately reimbursed or required to be reimbursed to Landlord (other than through the Operating Expenses or comparable payments pursuant to escalation-type provisions; (q) charitable or political contributions; (r) costs associated with the maintenance of the entity which constitutes Landlord, as distinguished from the costs of operation and maintenance of the Building; (s) the cost of any electricity, condenser water or other utilities consumed in the Demised Premises or in any other space in the Building demised to tenant(s) or intended for leasing to tenants, and the costs of reading submeters for tenants; (t) costs of any item that generates income; (u) salaries and fringe benefits for officers, employees and executives above the grade of regional manager; (v) amounts received by Landlord through the proceeds of insurance, warranty or condemnation or entitled to be received from a tenant (other than pursuant to an escalation provision); (w) costs of repairs or replacements incurred by reason of fire or other casualty or condemnation; (x) rental for any space in the Building set aside for conference facilities, storage facilities or exercise facilities; (y) [intentionally omitted]; and (z) costs incurred by Landlord to perform (I) Landlord’s Garage Repairs (as hereinafter defined), including but not limited to, any cost or associated amortization related to the Landlord’s Garage Repairs or any repair or replacements for new stairwells, new elevator(s), all structural work and all other work required as a result of the collapse of the walkway attaching the parking garage located adjacent to the Building to the Building, and as such, the reference in the first sentence of Section 1.01(Z) of the Lease to “(3) the Parking Charges” shall be modified to state “(3) the Parking Charges, except with respect to the costs incurred by Landlord to perform Landlord’s Garage Repairs.”
10.Tenant’s Audit Rights.

(i)The words “sixty (60) days” in the second sentence of Section 6.03 of the Original Lease are hereby deleted in their entirety and replaced with “one hundred twenty (120) days”.
(ii)Article 6 of the Lease is hereby amended and supplemented to add the following Sections at the end:
“6.05 Landlord shall keep and maintain reasonably complete, legible, and accurate records of the Operating Expenses. Tenant or its representatives shall have the right to audit the Landlord’s books and records in connection Tenant’s rights to dispute the correctness of any statement of Operating Expenses pursuant to Section 6.03 of the Lease. Such audit shall take place during regular business hours at a time and place mutually agreeable to Landlord and Tenant.
6.06 Notwithstanding anything to the contrary contained in Article 6 or Article 36 of the Lease, if the arbiter substantially confirms the determination of Landlord’s statement, then Tenant shall pay the cost of the arbitration, together with the costs and fees of Landlord’s auditor, consultant and expert. If the arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the arbitration, together with costs and fees of Tenant’s auditor, consultant and expert. For purposes of this Section, the term “substantially” shall mean a variance of three percent (3%) or more.”

11.Landlord Contribution. On or before that date which is thirty (30) days following the Effective Date, Landlord shall pay, by wire, the sum of Thirty and 00/100 Dollars ($30.00) per square foot of Floor Space of the Original Premises (totaling $3,599,370.00) to Tenant.
12.Additional Rent Credit. Commencing on June 1, 2026 and ending on May 31, 2036 (the “New Term Additional Rent Credit Period”), Tenant shall, in addition to the Rent Credit, be entitled to a rent credit in the additional sum of Three and 00/100 Dollars ($3.00) per square foot of Floor Space of the Original Premises per annum (i.e., $359,937.00), which amount totals Three Million Five Hundred Ninety-Nine Thousand Three Hundred Seventy and 00/100 Dollars ($3,599,370.00) (the “New Term Additional Rent Credit”); provided that the following conditions are satisfied: (i) the Lease is in full force and effect; and (ii) no monetary Event of Default then exists under the Lease. The right to receive the New Term Additional Rent Credit is for the exclusive benefit of Tenant and its Permitted Assignees, and in no event shall such right be assigned to or be enforceable by or for the benefit of any other third party. If there shall be a monetary Event of Default by Tenant during any time when the New Additional Term Rent Credit is applicable, then the New Term Additional Rent Credit shall be suspended until such time as such monetary Event of Default is cured, and upon any such cure, any amount of the New Term Additional Rent Credit that would have been credited during the pendency of the Event of Default shall be retroactively credited to Tenant.. The New Term Additional Rent Credit shall be applied as a credit in the amount of Twenty-Nine Thousand Nine Hundred Ninety-Four and 75/100 Dollars ($29,994.75) against the monthly payment of Fixed Rent payable under the Lease during the New Term Additional Rent Credit Period.

13.Alterations. Article 15 of the Original Lease is hereby amended and supplemented as follows:
(i)To the extent any alterations, additions and/or plans and specifications related thereto require the consent or approval of Landlord, such consent or approval shall not be unreasonably withheld, delayed or denied. If within ten (10) business days after Landlord receives Tenant's proposed plans and specifications for alterations, additions or improvements (or any requested corrections thereto), Landlord fails to respond to Tenant's request for Landlord's consent or approval thereof (whether by granting or denying such consent or approval or by requesting corrections to such plans), Tenant shall send a second five (5) business days’ notice to Landlord requesting approval of such plans and specification and stating in such notice that failure to respond within five (5) business days will result in the deemed approval of such plans and specifications. In the event that Landlord fails to respond within such five (5) business day period, such consent or approval shall be deemed given in all respects. Notwithstanding the foregoing or anything to the contrary, Landlord’s ten (10) business day time period set forth above shall be reduced to five (5) business days for the initial notice and its second five (5) business days’ notice set forth above shall be reduced to three (3) business days with respect to the any work performed in connection with Tenant’s surrender of the Third Additional Premises or the Fifth Floor Premises, including the Internal Stair Removal Work, as well as Tenant’s anticipated construction of any improvements in the Third Additional Premises or the Fourth Floor Demised Premises contemplated by this Sixth Modification Agreement (collectively, “Tenant’s Surrender and New Work”). Subject to Landlord’s review and approval as provided above, Landlord acknowledges receipt of Tenant’s proposed plans for the Internal Stair Removal Work on January 17, 2024.
(ii)The amount of $50,000 in the eighth line of paragraph 15.01 of the Original Lease with respect to Permitted Alterations is hereby amended to mean $250,000.
(iii)With respect to Tenant’s Surrender and New Work, Landlord’s reimbursable expenses shall be limited to actual out, of pocket expenses incurred by Landlord for third party consultants and experts in an amount not to exceed Ten Thousand and 00/110 Dollars ($10,000.00).
(iv)Landlord shall utilize reasonable efforts to cooperate with Tenant (including, without limitation, execution of required applications) in connection with any permits, approvals, consents of third parties and licenses which are required in connection with any alterations, improvements, or additions by Tenant. Tenant shall also, upon reasonable notice to Landlord or its managing agent, have free access to the freight elevator in connection Tenant’s relocation or surrender of any portion of the Demised Premises (as contemplated by this Sixth Modification Agreement) and the Internal Stair Removal Work.
(v)Tenant shall be entitled to perform any work required in connection with Tenant’s relocation or surrender of any portion of the Demised Premises during normal business hours. Tenant shall not be required to use union labor.
14.Option to Extend the New Term.

(i)Landlord and Tenant acknowledge and agree that Tenant’s existing options to extend the Term of the Lease as set forth in Article 38 of the Lease, Article 8 of the First Modification Agreement, Article 9 of the Second Modification Agreement, and Article 9 of the Third Modification Agreement were each terminated when Tenant delivered the Termination Notice to Landlord.
(ii)Provided that the following conditions, which may be waived by Landlord are satisfied (a) Tenant, an Affiliate or Tenant’s Permitted Assignee is then occupying the Original Premises; and (b) no monetary or material non-monetary default exists, subject to the applicable notice and cure periods, Tenant, an Affiliate or Tenant’s Permitted Assignee shall have the option to extend the Term for two (2) additional terms of five (5) years each (each, an “Extension Term”), commencing as of the expiration of the Original Premises New Term, or the prior Extension Term, as the case may be. Tenant must exercise such option to extend, if at all, by giving Landlord written notice (the “Extension Notice”) on or before the date that is twelve (12) months but in no event earlier than eighteen (18) months prior to the expiration of the then-current Term of this Lease, time being of the essence. Upon the timely giving of such notice, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Fixed Rent during each Extension Term shall be calculated in accordance with this Section 15.
(iii)The Fixed Rent during each Extension Term (the “Extension Term Fixed Rent”) shall be determined in accordance with the process described hereafter. Extension Term Fixed Rent shall be the fair market rental value of the Original Premises then demised to Tenant as of the commencement of the applicable Extension Term taking into account all relevant market factors. Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Fixed Rent for the applicable Extension Term. Tenant shall, within forty-five (45) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Fixed Rent (“Tenant’s Response Notice”). If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term Fixed Rent shall be binding on Tenant.
(iv)If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Fixed Rent and desires to submit the matter to arbitration, then the Extension Term Fixed Rent shall be determined in accordance with the procedure set forth in this Section 15(iii). In such event, within ten (10) business days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Fixed Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”). Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select an independent third appraiser (the “Third Appraiser”) within thirty (30) days of their appointment. All of the appraisers selected shall be individuals with at least ten (10) consecutive years’ commercial appraisal experience with first-class office experience in the area in which the Original Premises are located, shall be members of the Appraisal Institute (M.A.I.). The three appraisers shall determine the Extension Term Fixed Rent in accordance with the requirements and criteria set forth in Section 15(iii)

above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Fixed Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Fixed Rent to the Third Appraiser within ten (10) business days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within thirty (30) days after receipt of both of the other two determinations of the Extension Term Fixed Rent. The Third Appraiser’s decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own appraiser and the cost of the Third Appraiser shall be paid by the party whose determination is not selected.
(v)Any termination, expiration, cancellation or surrender of the Lease shall terminate any right or option for the Extension Terms.
15.Tenant’s Termination Right.
(i)Tenant’s Termination Right set forth in Section 1.01.P. of the Original Lease is void and no longer in effect.
(ii)Subject to the satisfaction of the Termination Conditions Precedent (as hereinafter defined), in accordance with the provisions below, Tenant shall have the one-time irrevocable option to terminate the Lease (a “Termination”), effective as of the date immediately preceding the seventh (7th) anniversary of the New Term Commencement Date (the “Termination Date”). The conditions precedent (the “Termination Conditions Precedent”) to the effectiveness of any such Termination shall be as follows: (a) Tenant shall deliver written notice (a “Termination Notice”) of such Termination to Landlord by not later than the sixth (6th) anniversary of the New Term Commencement Date; (b) concurrent with the delivery of the Termination Notice, Tenant shall pay to Landlord, without deduction or offset, a non-refundable cash Termination Payment (as hereinafter defined); and (c) on the Termination Date there shall be no monetary Event of Default by Tenant under this Lease; provided however, that should there be a monetary Event of Default on the Termination Date, then the Termination Date shall be suspended to a date that is ten (10) business days after such monetary Event of Default has been cured. The Termination Payment shall be Additional Rent and shall be in addition to, and not in lieu of, any other payments due under this Lease (including payments of Fixed Rent and Additional Rent) through the Surrender Date (as hereinafter defined). The “Termination Payment” shall be an amount equal to $7,635,403.00, subject to recalculation and reduction based upon the actual Termination Date of the Premises if such Termination Date is extended pursuant to subsection (c) herein.
(iii)Provided that all of the Termination Conditions Precedent have been satisfied, then effective as of the Termination Date (as extended pursuant to the last sentence in Section 15(ii) above), the Lease, and the rights of the Tenant with respect to the Demised Premises, shall terminate and expire with the same force and effect as if such Termination Date had originally been specified as the Original Premises New Expiration Date. Prior to the later of (such later date, the “Surrender Date”) (a) the Termination Date, and (b) the date on which

Tenant actually surrenders and yields-up the Demised Premises (provided, however, that in the event that Tenant fails to vacate the Original Premises in the condition required hereunder by the Termination Date, Tenant shall be deemed to be in holdover of the Original Premises and the terms of Article 26 of the Lease shall apply). Tenant shall comply with all of the terms and provisions of the Lease and shall perform all of its obligations hereunder, including, without limitation, the obligation to pay when due all Fixed Rent and other Additional Rent. By not later than the Termination Date, Tenant shall surrender and yield-up the Demised Premises in the Original Premises Delivery Condition (defined below). All property and Alterations of any kind, nature or description remaining in the Demised Premises after the Surrender Date shall be and become the property of Landlord and may be disposed of by Landlord, without payment from Landlord and without the necessity to account therefor to Tenant.
(iv)Effective as of the Surrender Date, Landlord shall be released from any and all obligations and liabilities thereafter accruing under this Lease, except for any indemnification claims and any other obligations or claims which accrued prior to the Surrender Date and expressly survive the termination or expiration of the Lease. Nothing contained herein shall constitute a waiver, limitation, amendment, or modification of any of the liabilities and obligations of Landlord under this Lease which accrue or arise prior to the Surrender Date or which would otherwise survive the Surrender Date. Effective as of the Surrender Date, Tenant shall be released from any and all liabilities and obligations thereafter accruing under this Lease. Nothing contained herein shall constitute a waiver, limitation, amendment, or modification of any of the liabilities and obligations of Tenant under this Lease which accrue or arise prior to the Surrender Date or which would otherwise survive the Original Premises New Expiration Date.
(v)The foregoing provisions shall be self-operative; provided, however, on the request of either party Landlord and Tenant will enter into a mutually satisfactory amendment to this Lease evidencing such Termination of this Lease.
(vi)Time is of the essence of this Section 15.
16.Landlord’s Sixth Modification Work.
(i)Landlord and Tenant acknowledge and agree that Tenant is occupying the Demised Premises as of the Effective Date and Tenant will remain in and continue occupancy of the Original Premises in its “as is, where is” condition on the New Term Commencement Date, without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except for the work identified on Exhibit A attached to this Sixth Modification Agreement (collectively, “Landlord’s HVAC and Roof Work”), Landlord’s Garage Repairs (hereinafter defined) and Landlord’s continuing repair and maintenance obligations pursuant to the Lease. Landlord shall substantially complete Landlord’s HVAC and Roof Work on or before that date which is eighteen (18) months from the Effective Date (as such date shall be extended by Tenant Delays (as hereinafter defined) (the “HVAC and Roof Work Outside Date”). The HVAC Work shall be completed in accordance with the specifications set forth on Exhibit B of this Sixth Modification Agreement. Landlord shall use commercially reasonable efforts to perform the HVAC and Roof Work in a manner that does not materially impact Tenant’s ability to conduct its ordinary course of business in the Premises. If

Landlord’s HVAC and Roof Work is not substantially completed on or before the HVAC and Roof Work Outside Date, then as liquidated damages and the sole and exclusive remedy of Tenant on account thereof, for and with respect to each day that occurs between the HVAC and Roof Work Outside Date and the date on which the HVAC and Roof Work is substantially completed, Tenant shall receive a per diem credit against the Fixed Rent in an amount equal to one hundred percent (100%) of the Fixed Rent then payable by Tenant until such time as the HVAC and Roof Work is substantially completed.
(ii)During the period between the Effective Date and completion of the HVAC and Roof Work (“HVAC Work Period”), Landlord shall continue to provide Tenant with heating, ventilation or air-conditioning (“HVAC”) service as required under the Lease and shall take such temporary measures and install temporary equipment, at its sole cost and expense, reasonably required to provide the required HVAC service for Tenant to continue its ordinary course of business at the Demised Premises consistent with standards reasonably expected in a Class A building.
(iii)If during the HVAC Work Period Tenant believes that a Substantial Portion of the Demised Premises is Untenantable, Tenant shall promptly notify Landlord by email to Alice Zhu (Alice.Zhu@cushwake.com) and Peter Ofarrill (Peter.Ofarrill@cushwake.com) (or such other party as Landlord may direct by written notice to Tenant) of such Untenantability (the “Construction Period Untenantability Notice”). Upon receipt of the Construction Period Untenantability Notice, Landlord shall use commercially reasonable efforts to promptly dispatch a representative to meet with a Tenant representative at the Demised Premises to investigate Tenant’s Untenantability claim. In connection with said investigation, the parties shall take multiple temperature readings (with a maximum of six) in mutually agreed to locations (the “Temperature Readings”) in the affected Substantial Portion area(s) (the “Affected Area”) of the Demised Premises. In the event that the average of the Temperature Readings confirms Tenant’s Untenantability claim and Tenant has (a) notified its employees that Tenant is ceasing operations at the Demised Premises, and (b) substantially all of the Tenant’s employees have vacated or not shown up for work at the Demised Premises as a result of the Untenantability, then for the period commencing on the day of Tenant’s Construction Period Untenability Notice until such Substantial Portion of the Demised Premises is no longer Untenantable, 100% of Fixed Rent for the Demised Premises shall be abated.
(iv)For purposes hereof:
(a)“Substantial Portion” shall mean 10% or more of the Demised Premises during the HVAC Work Period.
(b)a “Tenant Delay” is defined as an actual delay in the performance of all or any portion of Landlord’s HVAC and Roof Work to the extent (i) due to special work, lead-time items, alterations or additions not contemplated by the original HVAC and Roof Work and specifically required or made by Tenant, (ii) caused by Tenant through the delay of Tenant in supplying information or approving plans, or (iii) due to any act or omission by Tenant and/or Tenant’s agents, servants, employees, consultants, contractors, subcontractors, licensees and/or subtenants;

(c)“Untenantable” or “Untenantability” shall mean that the average temperature readings of the Affected Area are either (i) less than or equal to sixty-five (65) degrees Fahrenheit, or (ii) equal to or greater than seventy-six (76) degrees Fahrenheit.
(v)Section 19.02 of the Lease is hereby deleted in its entirety.
(vi)Landlord shall use commercially reasonable efforts to turn on the HVAC system sufficiently in advance after a weekend or holiday to allow the Demised Premises to reach the appropriate temperature by the Business Hours on the Business Days pursuant to Section 19.01 of the Original Lease.
17.Landlord’s Garage Repairs. Landlord shall substantially complete the work set forth on Exhibit C attached to this Sixth Modification Agreement to the garage located adjacent to the Building (collectively, “Landlord’s Garage Repairs”), on or before the applicable dates for the same as set forth in Exhibit C (as such dates shall be extended by Unavoidable Delays). If any portion of the Landlord’s Garage Repairs as set forth in Exhibit C is not substantially completed on or before the applicable date set forth in Exhibit C (as such dates shall be extended by Unavoidable Delays), then as liquidated damages and the sole and exclusive remedy of Tenant on account thereof, for and with respect to each day that occurs between the applicable date (as extended, if applicable) and the date on which Landlord’s Garage Repairs are substantially completed, Tenant shall receive a per diem credit against the Fixed Rent in an amount equal to ten percent (10%) of the Fixed Rent then payable by Tenant.
18.Parking.
(i)Landlord shall provide up to forty-four (44) executive reserved spaces (the “Executive Parking Spaces”) in the parking area located below the Building (the “Executive Parking Area”). At any time after the Third Additional Premises Expiration Date, Landlord shall have the right to request, by delivering thirty (30) days prior written notice to Tenant (a “Parking Surrender Notice”), that Tenant surrenders up to fifteen (15) of the Executive Parking Spaces to Landlord. At any time after the 5th Floor Premises Expiration Date, Landlord shall have the right to request, by delivering a Parking Surrender Notice, that Tenant surrenders up to eight (8) of the Executive Parking Spaces to Landlord. If Landlord delivers a Parking Surrender Notice to Tenant, then Tenant shall promptly surrender the requested Executive Parking Spaces to Landlord. Notwithstanding the foregoing or anything to the contrary contained in the Lease, Landlord shall provide at least twenty-two (22) Executive Parking Spaces in the Executive Parking Area to Tenant during the remainder of the Original Premises New Term.
(ii)Landlord shall provide non-exclusive unreserved parking spaces in the parking decks(s) and grade level parking serving the Building (the “Unreserved Parking Spaces”, and together with the Executive Parking Spaces, collectively, the “Parking Spaces”) up to the number that, together with Tenant’s then allocated Executive Parking Spaces, cumulatively satisfies the ratio of 4 parking spaces per 1,000 of Floor Space of the then Demised Premises (the “Maximum Parking Space Allotment”).

(iii)During the performance of Landlord’s Garage Repairs by Landlord or the performance of any other repair, maintenance, and improvement work to any areas which contain or provide access to the Unreserved Parking Spaces, Landlord or the property manager shall have the right to temporarily close the area where the Unreserved Parking Spaces are located provided, however, that Landlord shall take commercially reasonable efforts to minimize the interruption of service, access to, and use of the Unreserved Parking Spaces in connection with same and diligently pursue completion of any such work affecting the Unreserved Parking Spaces. Notwithstanding the foregoing, Tenant shall at all times during the Landlord’s Garage Repairs or any other repairs or condition that prevents Tenant from having access to the Unreserved Parking Spaces (i) continue to have access and use of the Executive Parking Spaces, and (ii) Landlord shall provide temporary parking to Tenant for its Unreserved Parking Spaces in the parking areas identified as “Deck B”, “Surface Visitor”, and “Surface Open Air” on Exhibit D attached to this Sixth Modification Agreement (the “Temporary Parking Areas”).
(iv)Landlord hereby covenants and agrees that provided that the named Tenant hereunder or its Permitted Assignee leases the entirety of the Original Premises, in no event will it amend that certain Third Amendment and Restated Declaration and Grant of Parking Easement dated August 21, 2014 (the “Parking Agreement”), in a manner which will reduce the current allocation of parking spaces to the Building. Landlord further acknowledges that the use and allocation of the Parking Spaces to Tenant as provided in the Lease is a material term of this Lease and that Tenant would not have entered into this Sixth Modification Agreement without the use and allocation of the Parking Spaces as provided in this Agreement. During the Original Premises New Term, provided that the named Tenant or its Permitted Assignee leases the entirety of the Original Premises, Landlord shall not grant any exclusive use to any other tenant in the Building for parking in the Unreserved Parking Areas.
19.Assignment Sublet and Mortgaging Modifications. Article 11 of the Lease is hereby amended and/or supplemented as follows:
(i)Permitted Occupants. Notwithstanding anything in the Lease to the contrary, the prior consent of Landlord shall not be required, and the provisions of Sections 11.01 and 11.08 of the Lease shall not apply with respect to, occupancy arrangements with employees of clients and vendors of Tenant, consultants, advisors and other third parties with whom Tenant or its Affiliate has an independent business relationship (collectively, “Permitted Occupants”) for the use and occupancy of space within the Demised Premises, provided that (i) Tenant does not separately demise such space and the Permitted Occupants utilize, in common with Tenant, common entryways to the Demised Premises as well as shared central services, such as reception, photocopying and the like; (ii) the Permitted Occupants shall occupy, in the aggregate, not more than fifteen percent (15%) of the rentable area of the Demised Premises; (iii) the Permitted Occupants occupy space in the Demised Premises for the Permitted Use and for no other purpose; and (iv) if requested by Landlord, Tenant notifies Landlord, in writing, of the identity of any such Permitted Occupants prior to occupancy of the Demised Premises by such Permitted Occupants. If any Permitted Occupants occupy any portion of the Demised Premises, (A) the Permitted Occupants shall comply with all provisions of this Lease, and a default by any Permitted Occupant shall be deemed a default by Tenant under this Lease; (B) all notices required to be provided by Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Permitted Occupants; (C) in no event shall any use or occupancy of any portion of the Demised Premises by any Permitted Occupant release or relieve Tenant from any of its obligations under this Lease; (D) the Permitted Occupants shall be deemed to be invitees of Tenant for purposes of Tenant’s indemnification obligations set forth in this Lease; and (E) in no event shall the occupancy of any portion of the Demised Premises by Permitted Occupants be deemed to create a landlord/tenant relationship between Landlord and such Permitted Occupants, and, in all instances, Tenant shall be considered the sole tenant under this Lease notwithstanding the occupancy of any portion of the Demised Premises by the Permitted Occupants. For sake of clarity, the Permitted Occupants shall not count towards the number of subtenants Tenant is permitted to have in the Demised Premises.
(ii)The third paragraph of Section 11.01 is amended by adding the following sentence at the end:
“Notwithstanding the foregoing or anything to the contrary, the required payments to Landlord of 50% of any consideration received by Tenant in connection with an assignment or sublet and the other provisions of Section 11.01 of the Lease shall not apply to a permitted transfer and/or assignments or sublets to a Permitted Assignee pursuant to Section 11.02 below.”
(iii)Section 11.02 of the Original Lease is hereby deleted in its entirety and replaced with the following:
“11. 02. If at any time the Tenant shall be a corporation, partnership or limited liability company, any transfer of voting stock, a partnership interest or a membership interest resulting in a change of control of such entity, such transfer shall be deemed to be an assignment of this Lease as to which Landlord's consent shall have been required, and in any such event Tenant shall notify Landlord. Notwithstanding the foregoing or anything to the contrary contained in the Lease, (i) a transfer of the corporate stock of Tenant or its Affiliate which is listed on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) or is traded in the over-the-counter market with quotations reported by the National Association of Securities Dealers through its automated system for reporting quotations, (ii) a transaction with a corporation or other entity into or with which the Tenant or its Affiliate is merged or consolidated or to which substantially all of the then Tenant's or its Affiliate’s assets are transferred, or (iii) a transfer by Tenant or its Affiliate to any corporation or entity which controls or is controlled by the Tenant or its Affiliate or is under common control with the then Tenant or its Affiliate, shall not be deemed an assignment of this Lease and Landlord’s consent to such assignment shall not be required and the other provisions of Article 11 of the Lease shall not apply, provided that in any of such events (y) the successor to Tenant or its Affiliate has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation or transfer; and (z) proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction (the entities referenced in this preceding sentence shall sometimes be referred to collectively as "Permitted Assignees" and individually as a "Permitted Assignee."). For purposes of this Section 11.02, the term “control” shall mean, in the case of a corporation, ownership or voting control, directly or indirectly, of at least fifty-one percent (51%) of all the voting stock, and in case of a joint venture or partnership or similar entity, ownership or voting control, directly or indirectly, of at least fifty-one percent (51%) or all of the general or other partnership (or similar) interests therein.

(iv)Section 11.05 of the Original Lease is hereby amended and supplemented by adding the following at the end:

“Notwithstanding anything to the contrary in this Article 11 or anywhere else in the Lease, in the event of a permitted assignment of this Lease, whether made with the Landlord’s consent pursuant to Section 11.01 or without Landlord’s consent if permitted by Section 11.02, (i) the Tenant shall have no further rights, duties, liability or obligations under this Lease; and (ii) provided that an assignee shall deliver to Landlord a Guaranty in substantially the same form as is provided by the Tenant to this Lease from a replacement guarantor with a tangible net worth, immediately after such assignment, (computed in accordance with GAAP), at least equal to the net worth of the Guarantor immediately prior to such transfer and otherwise reasonably satisfactory to Landlord, upon such delivery, the existing Guarantor of the Lease shall be deemed released from further obligations under such Guaranty and Landlord shall execute such document that may be reasonably requested by the existing Guarantor evidencing such release of its obligations under the Guaranty.”
(v)Section 11.08 of the Original Lease is hereby amended and supplemented by adding the following at the end:
“Notwithstanding the foregoing or anything to the contrary contained in the Lease, Landlord’s termination rights shall not apply to a permitted assignment and/or a Permitted Assignee pursuant to Section 11.02 of the Lease.”
20.Amendment to the Letter of Credit and Burndown.
(i)Landlord and Tenant acknowledge and agree that Landlord is holding the Wells Letter of Credit in the amount of Four Hundred Ninety Thousand Nine Hundred Forty-Three and 00/100 Dollars ($490,943.00) (the “Existing Letter of Credit”). On or before thirty (30) days after the Effective Date, Tenant shall deliver to Landlord an amendment to the Existing Letter of Credit increasing the amount to a total of Three Million Seven Hundred Thousand and 00/100 Dollars ($3,750,000.00) (the “Letter of Credit Amendment”).
(ii)Commencing on the third (3rd) anniversary of the New Term Commencement Date (“Third Anniversary Date”), provided that (a) no Event of Default (beyond any notice and cure period) with respect to any monetary obligation of Tenant exists under the Lease, and (b) no such Event of Default (beyond any notice and cure period) shall have occurred within the prior twelve (12) month period (collectively, the “Third Year Burndown Conditions”), Tenant shall have the right to reduce the Letter of Credit to the amount of Three Million Three Hundred Thousand and 00/100 Dollars ($3,300,000.00). For purposes of clarity, in the event the Third Year Burndown Conditions are not satisfied on the Third Anniversary Date, Tenant’s rights hereunder shall be tolled until such time as the Third Year Burndown Conditions have been met.
(iii)Commencing on the sixth (6th) anniversary of the New Term Commencement Date (the “Sixth Anniversary Date”), provided that (a) no Event of Default (beyond any notice and cure period) with respect to any monetary obligation of Tenant exists the Lease, and (b) no such Event of Default (beyond any notice and cure period) shall have occurred within the prior twelve (12) month period (collectively, the “Sixth Year Burndown Conditions”), Tenant shall have the right to reduce the Letter of Credit to the amount of Two Million Two Hundred Thousand and 00/100 Dollars ($2,200,000.00). For purposes of clarity, in the event the Sixth Year Burndown Conditions are not satisfied on the Sixth Anniversary Date, Tenant’s rights hereunder shall be tolled until such time as the Sixth Year Burndown Conditions have been met.
21.Subordination. Article 9 of the Original Lease is hereby amended and supplemented to add the following Section 9.05 at the end:
“9.05 Notwithstanding the foregoing or anything to the contrary, (i) Landlord hereby represents that, as of the Effective Date, there is currently no Mortgage affecting the Land and/or the Building, nor is there any Superior Lessor or Superior Mortgagee having an interest in the Land and/or Building, and (ii) with respect to future Mortgages, Superior Mortgagees and any Superior Lessor, the provisions of Section 9.01 of the Original Lease shall be conditioned upon Landlord obtaining, at the sole cost and expense of Landlord, a subordination, non-disturbance and attornment agreement on the standard form then being used by the holder of the Mortgage, Superior Mortgagee or Superior Lessor, as the case may be, in question.

22.Signage. The following Sections of the Fourth Lease Modification with respect to Signage are hereby modified as follows:
(i)Section 2(a) of the Fourth Lease Modification is hereby amended to delete the words “all of the Demised Premises” in the second line of this paragraph and replace them with “Original Premises”.
(ii)Section 4 of the Fourth Lease Modification entitled “Removal of Signage” is hereby deleted in its entirety and replaced with the following: “Upon the expiration or sooner termination of the Lease, as modified by this Sixth Modification Agreement, or if this Lease is assigned or sublet, other than to a Permitted Assignee, or if Tenant or a Permitted Assignee fails to occupy the entire Floor Space of the Original Premises, if Landlord desires that the Signage be removed, Tenant shall either (i) at its sole cost and expense, remove the Signage and repair all damage to the existing wall caused by the Signage, including the mounting and the methods of attachment thereof and Tenant shall match, as reasonably possible, the existing wall, exterior finish and substrate of the wall( s) behind any of the Signage; or (ii) pay Landlord the sum of Two Hundred Thousand and 00/100 Dollars ($200,000.00) in full satisfaction of any and all surrender obligations of Tenant with respect to the Signage.”
23.Generator. Notwithstanding anything to the contrary contained in the Lease, including but not limited to the Tri-Party Agreement or the First Modification Agreement, on the

Surrender Date of the 5th Floor Premises, Tenant shall also surrender to Landlord the Grade Level Generator/New Generator (as said terms are defined in the Tri-Party Agreement) and the fuel tank(s) and equipment related thereto, (collectively, the “Generator”), in substantially the same condition as of the Effective Date, reasonable wear and tear excepted. Upon surrender of the Generator in the condition required by this Sixth Modification Agreement, Tenant shall be released from any and all further obligations and liabilities under the Lease with respect to the surrender or removal of the Generator.
24.Notice. Notwithstanding anything to contrary contained in the Lease, as of the Effective Date, the Original Lease shall be amended to reflect that Landlord’s and Tenant’s address for all notices, requests, consents, demands and other communications required or permitted to be given, rendered or made under the Lease shall be sent by a method described in Section 34.01 of the Original Lease, to the following address:
if to Tenant, to:
The Children’s Place
500 Plaza Drive, 4th Floor
Secaucus, New Jersey 07094
Attention: Group Vice President, Real Estate

with copy to:
The Children’s Place
500 Plaza Drive, 4th Floor
Secaucus, New Jersey 07094
Attention: General Counsel’s Office

25.Landlord’s Maintenance Obligations.
(i)Sections 7.01 and 17.02 of the Original Lease are hereby amended to delete the words “So long as Tenant is not in default under this Lease beyond the applicable cure period” at the beginning of each of these Sections.
(ii)Section 17.02 of the Original Lease is further amended to add the following sentence at the end: “Landlord shall perform all of its material obligations under the Parking Agreement and will diligently enforce the obligations of such other parties under the Parking Agreement with respect to the operation, maintenance, and repairs of the parking garage and any areas covered by said Parking Agreement.”
26.Confidentiality. Landlord and Tenant shall keep the existence and the terms of the Lease confidential, and shall not disclose any of same to any person or entity, unless the disclosure to such person or entity has been approved in writing by the other party, which approval may be granted or denied in that party’s reasonable discretion, provided, however, either party may disclose the existence and terms of the Lease to any other persons or entities to the extent that (i) such party is compelled by legal process to do so, (ii) if the same is generally known to the public; or (iii) as required by the U.S. Securities and Exchange Commission, the New York Stock Exchange, or any other public securities market by which such party, its members and/or affiliates is bound. In addition, Landlord and Tenant may also disclose of the existence and/or terms of the Lease to a Recipient (defined hereinafter), provided that such Recipient: (i) has a reasonable basis to be informed of the existence and terms of the Lease; (ii) is informed by disclosing party of the confidential nature herein; and (iii) agrees in writing to treat the existence and terms of the Lease and this Sixth Modification Agreement confidentially and in accordance with the terms and conditions of this Section 26. As used herein, “Recipient” means an affiliate, director, officer, employee, principal, shareholder, brokers, appraisers, agents, partners, affiliates, attorneys, accountants, and other professionals, investors, potential and existing financing sources, a Permitted Assignee, potential purchasers and successors in interest of the disclosing party, provided that in no event shall “Recipient” include other tenants or occupants of the Building. Landlord and Tenant shall be entitled all rights and remedies available at law and in equity, including without limitation, injunctive relief (without the necessity of posting any bond or other security or proving special damages) in the event of a breach of this Section 26.
27.Ratification. Except as specifically amended and modified by this Sixth Modification Agreement, all other terms of the Lease shall remain in full force and effect and, as hereby amended, are ratified and affirmed.
28.Authorization. Tenant and Landlord each represents and warrants to the other that its execution and delivery of this Sixth Modification Agreement has been duly authorized by all necessary entity action and that the person executing this Sixth Modification Agreement on its behalf has been duly authorized to do so, and that no other action or approval is required with respect to this transaction.
29.Broker. Tenant and Landlord each covenant, warrant and represent to the other that there were no brokers that were instrumental in consummating this Sixth Modification Agreement other than Landlord’s agent, Jones Lang LaSalle Brokerage, Inc. (“Landlord’s Agent”) and Tenant’s agent, Savills Inc. (“Tenant’s Agent”). Each representing party hereby agrees to indemnify and hold the other party harmless from and against any and all claims including but not limited to claims for brokerage commissions or finder’s fees by other brokers, liabilities, suits, costs and expenses including but not limited to reasonable attorneys’ fees and disbursements arising out of any inaccuracy of the above representation by such party. Landlord agrees to pay (i) Landlord’s Agent a commission arising out of this Sixth Modification Agreement pursuant to separate agreement between Landlord and Landlord’s Agent, and (ii) Tenant’s Agent a commission arising out of this Sixth Modification Agreement pursuant to separate agreement between Landlord and Tenant’s Agent. The terms of this Section 29 shall survive the expiration or sooner termination of the Lease.
30.Counterparts. This Sixth Modification Agreement may be executed in multiple counterparts. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called “pdf”

format shall be legal and binding and shall have the same full force and effect as if an original of this Sixth Modification Agreement had been delivered. Landlord and Tenant (i) intend to be bound by the signatures (whether original, faxed or electronic or signed using Docu-sign) on any document sent by facsimile or electronic mail, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Sixth Modification Agreement based on the foregoing forms of signature.
31.Estoppels and Estoppel Certificates.
(i)Tenant represents to Landlord that, as of the Effective Date: (a) the Lease is in full force and effect and has not been further modified except pursuant to this Sixth Modification Agreement; and (b) neither Landlord nor Tenant is in default under the Lease beyond any applicable cure period and, to Tenant’s knowledge, no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.
(ii)Landlord represents to Tenant that, as of the Effective Date: (a) the Lease is in full force and effect and has not been further modified except pursuant to this Sixth Modification Agreement; and (b) to the knowledge of Landlord, neither Landlord nor Tenant is in default under the Lease beyond any applicable cure period and, to Landlord’s knowledge, no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.
32.Surrender of Original Premises at End of New Term.
Notwithstanding anything to the contrary in the Original Lease, including but not limited to Articles 16 and 26 of the Original Lease, upon the expiration of the Original Premises New Expiration Date or sooner termination of this Lease, Tenant shall be permitted to remove all of Tenant’s Property and shall surrender the Original Premises in accordance with the Original Premises Delivery Condition. As used herein, the “Original Premises Delivery Condition” shall mean delivery of the Original Premises vacant, broom clean and in good condition and repair, reasonable wear and tear excepted, it being expressly understood and agreed that in no event shall Tenant be required to (x) remove the leasehold improvements installed by Tenant in the Original Premises except for Tenant’s furniture, fixtures and equipment; or (y) patch or paint any areas of the Original Premises damaged by the removal of Tenant’s Property.
33.Additional Lease Modifications.
(i)Section 1.01(BB) of the Lease is hereby deleted in its entirety and replaced with the following:
Permitted Uses: Executive, administrative and general offices including, without limitation, training rooms, photo studios, mock store, merchandising room, sample storage, any ancillary uses and all other lawful and/or permitted uses in accordance with the terms and conditions of the Lease.

(ii)The Fifth Modification Agreement is hereby amended as follows:
(a)Subparagraphs (ii) and (iii) in Section 3 are hereby deleted in their entirety;
(b)Subsections (ii) and (iii)(a-c) in Section 4 are hereby deleted in their entirety; and
(c)Sections 8 and 9 are hereby deleted in their entirety.
(d)Upon surrender of the Third Floor Demised Premises and/or the 5th Floor Premises (as the case may be) in the condition required under this Sixth Modification Agreement, the defined term “Demised Premises” shall be deemed amended to exclude said portion(s) of the property so surrendered.
34.Miscellaneous.
(i)This Sixth Modification Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. In the event of a conflict between the terms of the Lease and this Sixth Modification Agreement, the terms of this Sixth Modification Agreement shall govern.
(ii)This Sixth Modification Agreement may not be changed or terminated orally but only by an agreement in writing signed by Landlord and Tenant.
(iii)This Sixth Modification Agreement shall not be binding upon either Landlord or Tenant or both, as the case may be, unless and until this Sixth Modification Agreement is fully executed, acknowledged and delivered by both Landlord and Tenant.
(iv)If either Landlord or Tenant commences an action or other proceeding pertaining to the Lease and/or this Sixth Modification Agreement, the prevailing party shall recover from the non-prevailing party its reasonable costs, including, without limitation, reasonable attorneys’ fees incurred by the prevailing party in connection with such action or proceeding.
(v)Landlord and Tenant acknowledge and agree that this Sixth Modification Agreement was negotiated by Landlord and Tenant, that this Sixth Modification Agreement shall be interpreted as if it were drafted jointly by Landlord and Tenant, and that neither this Sixth Modification Agreement, nor any provision within it shall be construed against any party or its attorney because it was drafted in full or in part by either Landlord or Tenant, or their respective attorneys.
(vi)This Sixth Modification Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. If any term, covenant or condition of this

Sixth Modification Agreement is held to be invalid, illegal or unenforceable in any respect, this Sixth Modification Agreement shall be construed without such provision.
(vii)This Sixth Modification Agreement contains the entire agreement between the parties hereto relating to the transactions contemplated hereby, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.
35.Transaction Credit. In addition to all other credits provided to Tenant under this Sixth Modification Agreement, Landlord agrees to provide Tenant a rent credit totaling Six Hundred Sixty-Eight Thousand Nineteen and 00/100 Dollars ($668,019.00) (the “Transaction Credit”), against the monthly payment of Fixed Rent payable on and after March 1.2024 under the Lease provided that the following conditions are satisfied: (i) the Lease is in full force and effect; and (ii) no monetary Event of Default then exists under the Lease. The right to receive the Transaction Credit is for the exclusive benefit of Tenant and its Permitted Assignees, and in no event shall such right be assigned to or be enforceable by or for the benefit of any other third party. If there shall be a monetary Event of Default by Tenant during any time when the Transaction Credit is applicable, then the Transaction Credit shall be suspended until such time as such monetary Event of Default is cured, and upon any such cure, any amount of the Transaction Credit that would have been credited during the pendency of the Event of Default shall be retroactively credited to Tenant.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Modification Agreement as of the day and year first hereinabove written.

WITNESS:	LANDLORD:
____________________________ Name:	Hancock S-REIT SECA LLC By: /s/ Katherine Winter Name: Katherine Winter Title: Managing Director
WITNESS:	TENANT:
_____________________________ Name: _____________________________ Name:	The Children’s Place Services Company, LLC By: /s/ Sheamus Toal Name: Sheamus Toal Title: COO and CFO By: /s/ Jared Shure Name: Jared Shure Title: SVP, General Counsel

Guarantor acknowledges and accepts the execution of this Sixth Modification Agreement by Landlord and Tenant. Guarantor hereby reaffirms its obligations under the Guaranty and agrees and acknowledges that the obligations of the Guarantor under that certain Guaranty dated March 12, 2009, as amended and/or supplemented (the “Guaranty”), extends to and includes the obligations of Tenant under the Sixth Modification Agreement. Guarantor hereby acknowledges and agrees that electronic signature, facsimile signature or signature transmitted by electronic mail in so-called “pdf” format shall be legal and binding and shall have the same full force and effect as if an original of Guarantor’s signature had been delivered. Further Guarantor (i) intends to be bound by the signature (whether original, faxed or electronic or signed using Docu-sign) on any document sent by facsimile or electronic mail, (ii) are aware that Landlord will rely on such signature, and (iii) hereby waive any defenses to the enforcement of the terms of set forth above based on the foregoing forms of signature.
SIGNATURE PAGE TO SIXTH MODIFICATION AGREEMENT

WITNESS: _____________________________ Name: _____________________________ Name:
The Children’s Place, Inc.
(f/k/a The Children’s Place Retail Stores, Inc.)

By: /s/ Sheamus Toal
Name: Sheamus Toal
Title: COO and CFO
Dated: 1/23/2024

By: /s/ Jared Shure
Name: Jared Shure
Title: SVP, General Counsel
Dated: 1/23/2024